Exhibit 10.20

April 15, 2008

Terrence Moore

3680 Sablewood Drive

Doylestown, PA 18902

Dear Terry,

I am pleased to offer you a position with Transcept Pharmaceuticals (the “Company”) as its Vice President, Marketing and Sales. The position will be based out of our offices located at 1003 W. Cutting Boulevard, Suite 110, Pt. Richmond, California. If you decide to join us you will receive a monthly salary of $22,916.67 which will be paid semi-monthly in accordance with the Company’s normal payroll procedures. As a Vice President you will be eligible to participate in the Company’s executive bonus program. As an employee you are also eligible to receive certain employee benefits that currently include health, dental, life and vision insurance. You should note that the Company may modify salaries and benefits from time to time as it deems necessary.

In addition, if you decide to join us, it will be recommended at the first meeting of the Company’s Board of Directors following your start date that the Company grant you an option to purchase 650,000 shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Company’s Board of Directors. 25% of the Shares subject to the option shall vest (become exercisable) twelve (12) months after the start date of your employment (and no shares shall vest before such date) and the remaining shares shall vest monthly over the next thirty-six (36) months in equal monthly amounts subject to your continuing employment with the Company, provided, however, that if the Company is acquired in a transaction in which the shareholders of the Company receive cash or publicly traded securities and your employment is involuntarily terminated by the Company without Cause, as defined below, within twelve (12) months after the date of closing of such acquisition, all shares subject to such options shall immediately become exercisable, and in addition you shall be entitled to receive as severance an amount equal to three (3) months of your base salary. This option grant shall be subject to the terms and conditions of the Company’s Stock Option Plan and Stock Option Agreement. Over time, additional performance-based stock option grants may be made available in the sole discretion of the Company.

So long as you move within twelve (12) months of your employment start date, we will loan you on a forgivable basis as described below an amount equal to your moving expenses (“Moving Expenses”) (the actual cost of moving household goods and storage for up to two (2) months for your move from Pennsylvania to the Bay Area, up to a maximum reimbursement of $45,000, as evidenced by the submission of valid receipts to the Company). The Company will also loan you an additional amount of $25,000 to cover miscellaneous moving expenses (the “Miscellaneous Expenses”).

In recognition that you require time to move from Pennsylvania to the Bay Area, the Company will further loan you amounts equal to the cost of (i) up to three (3) airline tickets between Pennsylvania and the Bay Area, (ii) leasing a condominium for no more than sixty (60) days, and (iii) car rental expenses for sixty (60) days, (collectively referred to as the “Other Reimbursement”), in accordance with the Company’s standard travel and housing policies. The Company also agrees to provide you with a two-year tiered mortgage allowance. The monthly mortgage allowance will be $2,500 per month for the first year, which will also be in the form of a forgivable loan, and $1,500 for the second year (collectively referred to as the “Mortgage Allowance”).

The loans set forth above shall be forgiven on the one-year anniversary of your start date, provided that should you voluntarily terminate your employment prior to the one-year anniversary of your start date, or be terminated for Cause prior to that time (“Cause” shall mean (i) willful failure to substantially perform duties as assigned to you after receipt of a written warning from the Board of Directors and failing to cure same within a reasonable time (not to exceed thirty (30) days after receiving written notice thereof), (ii) a willful act of fraud or dishonesty which is materially injurious to the Company, (iii) a willful breach of a material provision of this Employment Offer Letter or the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement, (iv) a material violation of a federal or state law or regulation applicable to the business of the Company which has a material adverse impact on the Company, or (v) conviction of, or a plea of “no contest” to a felony.), all loan amounts for the Moving Expenses, the Miscellaneous Expenses, Other Reimbursement, and the Mortgage Allowance shall be immediately due and payable by you to the Company.

The Company is excited about the prospect of having you join the Transcept team, and we look forward to a mutually beneficial relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two (2) weeks notice.

To comply with its Drug Enforcement Administration license, the Company conducts background investigations and reference checks on all of its potential employees. Your job offer, or employment, is contingent upon the clearance of such a background investigation and reference checks.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company, you will not in any way utilize any such information.

As you know, Transcept is involved in an industry that is highly competitive and that changes quickly. Thus, although the position we are offering is as its Vice President, Sales and Marketing, Transcept may change your position and/or your duties at any time, with or without notice. As with all of our employees, your employment is also subject to our general employment policies, many of which are described in our Employee Handbook. As a Company employee, you will be expected to abide by Company rules and standards. You will be specifically required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct, which are included in the Company Handbook.

As a condition of your employment, you will also be required to sign and comply with an At Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree to an arbitration in which (i) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (ii) we agree that all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all but the first $320 of the arbitration fees.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment shall be subject to mutual agreement, but in no event be later than June 30, 2008. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to any representations made during your interviews or relocation negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Company President and you. This offer of employment will terminate if it is not accepted, signed and returned by April 16, 2008.

We look forward to your favorable reply and to working with you at Transcept.

Sincerely,

/s/ Glenn A. Oclassen
Glenn A. Oclassen
President & Chief Executive Officer

AGREED TO AND ACCEPTED:

Signature:	/s/ Illegible
Printed Name:	Illegible
Date:	April 16, 2008

Enclosures:

•	Duplicate Original Letter

•	At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement

•	DEA Questionnaire

•	Disclosure and Authorization for Background Investigations

•	Consumer Right to Know

August 20, 2008

Terrence Moore

16 Lagoon Vista

Tiburon, CA 94920

Dear Terry,

This side letter (“Side Letter”) to the offer letter, dated as of April 15, 2008 (the “Offer Letter”) is between you and Transcept Pharmaceuticals, Inc. (the “Company”). Capitalized terms used in this Side Letter have the same meaning they have in the Offer Letter.

As you know, the Company is negotiating an agreement and plan of merger and reorganization with [N Inc.], a Delaware corporation (“Pivot”) and Pivot Acquisition, Inc., a Delaware corporation whereby the Company would become a wholly-owned subsidiary of Pivot (the “Transaction”). You understand that the Transaction is intended to be a means of obtaining financing for the Company and is not intended to be treated as an acquisition of the Company. You acknowledge that you may benefit from the Transaction in your capacity as an employee of the Company and through your stock option to acquire shares of Company common stock and other Company equity you may own. This Side Letter is intended to confirm and clarify our mutual understanding. Accordingly, both you and the Company (including any successor entity) agree as follows:

1.	Stock Option Treatment as a Result of the Transaction. The consummation of the Transaction shall not constitute an event pursuant to which the Company will be acquired and the Company shareholders receive cash or publicly traded securities. For purposes of the Offer Letter, you will not, as a result of the Transaction, receive (i) accelerated vesting of your stock option granted to you in accordance with your Offer Letter (the “Option”) or (ii) a severance payment in the event you are terminated without Cause within twelve (12) months following the consummation of the Transaction.

2.	Expense Reimbursement. You and the Company agree and acknowledge that all Company reimbursements and allowances provided for in the Offer Letter relating to your relocation to the Bay Area are not loans. As such, to the extent that the Moving Expenses, Miscellaneous Expenses, Other Reimbursements and Mortgage Allowances (collectively, the “Relocation Expenses”) are not excludible under Section 132 of the Internal Revenue Code of 1986, as amended (the “Code”), the Relocation Expenses will represent taxable income to you and will be subject to applicable tax withholding. The Company will (i) determine the taxable nature of the Relocation Expenses in accordance with the Code, the related regulations and other applicable guidance, and (ii) provide you a detail of such determination under separate cover. Additionally, the Company agrees that you will not have to repay the Relocation Expenses to the Company, even if you voluntarily terminate your employment with the Company.

1003 W. Cutting Blvd., Suite 110

Pt. Richmond, CA 94804

510.215.3500 510.215.3550 fax

www.transoral.com

This Side Letter does not affect the “at-will” status of your employment with the Company (consistent with the Offer Letter) and the Company is free to terminate its employment relationship with you at any time, subject to any notice requirement set forth in your Offer Letter.

You agree that to the extent this Side Letter is inconsistent with the provisions of the Offer Letter, the Side Letter will supersede the Offer Letter and control.

This Side Letter, together with the Offer Letter, to the extent not amended by this letter represents the entire agreement and understanding you and the Company as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration or modification of any provisions of this Side Letter will be binding unless in writing and signed by you and the Company.

This Side Letter shall be governed by and construed in accordance with the laws of the California, regardless of its conflicts of laws provisions.

Please sign below to indicate your agreement to the terms of this Side Letter.

Sincerely,

TRANSCEPT PHARMACEUTICALS, INC.

By:	/s/ Thomas Soloway
Name:	Thomas Soloway
Its:	CFO

AGREED TO AND ACCEPTED:

Signature:	/s/ Terrence O. Moore
Name:	Terrence O. Moore
Date:	8/21/ 08

TRANSCEPT PHARMACEUTICALS, INC.

AMENDMENT TO OFFER LETTER

This amendment (the “Amendment”) is made by and between Terrence Moore (the “Employee”) and Transcept Pharmaceuticals, Inc. (the “Company” and together with the Employee hereinafter collectively referred to as the “Parties”) on December 23, 2008.

W I T N E S S E T H:

WHEREAS, the Parties previously entered into an offer letter agreement, dated April 15, 2008 (the “Offer Letter”), as amended by a side letter agreement dated August 20, 2008 (the “Side Letter” and together with the Offer Letter, the “Agreement”); and

WHEREAS, the Parties wish to amend the Agreement, and bring certain terms into documentary compliance with Section 409A of the Internal Revenue Code and the final regulations and other official guidance thereunder (“Section 409A”) so as to avoid the imposition of any additional tax under Section 409A, as set forth below.

NOW, THEREFORE, for good and valuable consideration, Executive and the Company agree that the Agreement is hereby amended as follows:

1. Bonus. The first paragraph of the Offer Letter is hereby amended to add the following new sentence to the end thereof:

“Any bonus earned under the Company’s executive bonus program will be paid no later than March 15th of the calendar year following the calendar year in which the bonus is earned.”

2. Timing of Reimbursements. The following new paragraph shall be inserted into the Offer Letter immediately following the first full paragraph on page 2 of the Offer Letter as follows:

“Reimbursements for the Relocation Expenses (as defined in the Side Letter) shall be made no later than March 15th of the calendar following the calendar year in which the applicable expense was incurred.”

3. Code Section 409A. The following new paragraph shall be inserted into the Offer Letter immediately preceding the final paragraph of page 3 of the Offer Letter as follows:

“This letter is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and official guidance thereunder (“Section 409A”) so that none of the payments and benefits to be provided under this letter will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. You and the Company agree to work together in good faith to consider amendments to this letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.”

4. Full Force and Effect. To the extent not expressly amended hereby, the Agreement shall remain in full force and effect.

5. Entire Agreement. This Amendment and the Agreement constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof.

6. Successors and Assigns. This Amendment and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns, and legal representatives.

7. Governing Law. This Amendment will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of the day and year set forth above.

COMPANY	TRANSCEPT PHARMACEUTICALS, INC.

	By:	/s/ Thomas P. Soloway

	Title:	CFO

	Date:	December 23, 2008

EMPLOYEE	By:	/s/ Terrence Moore

	Title:	Vice President, Marketing and Sales

	Date:	December 23, 2008